Exhibit (c)(iii)

BACH

capital

Buenos Aires, August 17, 2016

To the Board of Directors of
Transportadora de Gas del Sur
S.A.

To whom it may concern,

We are pleased to submit this report, which has been prepared in accordance with the provisions of Section 87 of Law No. 26,831 (hereinafter, the “Capital Markets Act”) and Title III, Chapter 11, Parts I and II, of General Resolution No. 622/2013 issued by Argentina’s Securities and Exchange Commission (hereinafter, the “CNV Resolution”), regarding the reasonableness, from a financial standpoint, of the price offered for the shares of Transportadora de Gas del Sur S.A. (“TGS”) on the part of WST S.A., PCT LLC and Grupo Inversor Petroquímica S.L. (hereinafter jointly referred to as the “Offerors”), within the framework of the Mandatory Public Tender Offer (hereinafter, the “PTO”) announced on July 27, 2016.

1.	Background

Offerors have announced on July 27, 2016 that: a) on July 18, 2016 they accepted an offer to purchase shares and interests on 50% of the common stock of Compañía de Inversiones de Energía S.A. (“CIESA”), which would represent indirectly the equivalent to 25.5% of TGS; b) on July 19, 2016 their management bodies resolved the promotion and formulation of a PTO for a maximum of TGS’s class B common shares which represent up to 24.5% of its capital stock; and c) the price of the PTO is of ARS 18.20 per share.

TGS is a company engaged in rendering the public utility of natural gas transportation and in the production and sale of liquids through the operation of the trunk gas pipelines system that connects the main gas fields located at the South and East of Argentina, with distributors and industrial clients of those areas and of Greater Buenos Aires, and the General Cerri Gas Processing Plant.

Bach Capital S.A., (hereinafter, “Bach Capital”) is an Argentine corporation which renders counseling and consulting services to individuals and entities regarding finance, investments and merger and acquisition transactions. The valuation of business organizations or business units in merger and acquisition processes, or as part of internal business strategy assessment processes is among the activities the company develops.

Bach Capital is an independent appraiser of TGS, as set forth by the CNV Resolution. This report has been prepared for the purpose of complying with the requirements of the CNV Resolution.

2.	Scope and considerations

The main sources of information used and the activities we have performed are detailed below:

Information gathering and analysis

•	Analyze the industry and the environment in which TGS operates.

•	Analyze the evolution of TGS’s market trading values, of comparable companies and of the stock exchange market before launching the PTO.

•	Analyze TGS’s annual financial statements and its 20-F Forms submitted before the U.S. Securities and Exchange Commission for its last two fiscal years, the quarterly financial statements published for the 2016 fiscal year and any other presentation as it may have made before said control authority and the CNV.

•	Hold interviews with qualified personnel of TGS’s management so as to understand their view of the business and the conditions of the PTO.

•	Analyze the budget and other economic information provided by TGS’s management.

•	Read the reports of the two appraisers hired by the Offerors.

BACH Capital S.A.

Av. Ortiz de Ocampo 3302 - Edificio II - 1° Piso - Oficina 6 - C1425DSU - Buenos Aires, Argentina –

Tel/Fax: 5411 480 -1255

BACH

capital

Development of the applicable valuation methodology

•	Assess and weight the possible valuation methodologies to be applied pursuant to the regulations established by the CNV.

•	Define the valuation criteria to be applied.

•	Prepare the financial projections and assess their sensitivity to several factors.

•	Apply certain valuation methodologies using the information provided by TGS’s management and other publicly available information.

Assess the reasonableness of the price offered for TGS’s shares from the financial standpoint.

•	Estimate the reasonable and equitable value range of TGS’s shares.

•	Issue a reasonableness opinion report on the price offered at the PTO from the financial standpoint, specifying the methodology applied and the results obtained.

•	Formulate our comments regarding the opinion of both appraisers hired by the Offerors.

3.	Valuation Methodologies

The CNV Resolution establishes that for assessing the equitable share value the following valuation criteria shall be considered and weighted:

•	The equity value of the shares of stock.

•	The value of the company valued according to discounted cash flows criteria and/or indicators applicable to companies with comparable businesses.

•	The average of the negotiation values during the semester immediately preceding the offer.

4.	Summary of the valuation and reasonableness opinion

Taking into consideration the characteristics and nature of TGS’s business, and the most reasonable application of the valuation methodologies defined in the CNV Resolution, we have defined the following weighting of the methodologies analyzed in order to assess the reasonable and equitable range value of TGS’s shares.

•	Discounted cash flows	80%
•	Average of the share negotiation values during the semester
•	immediately preceding the offer	20%

Consequently, we estimate the reasonable value of TGS’s shares in ARS 18.13, within a minimum range of ARS 17.12 and a maximum of ARS 19.15. Therefore, in our opinion, the price of ARS 18.20 per share offered in the PTO is reasonable and equitable from a financial standpoint.

5.	Detail of the methodologies applied and supplementary analyses performed

5.1.	Discounted cash flows

The discounted cash flows is the method mainly used by valuation experts and financial analysts to estimate the value of business organizations and business units, reflecting the capacity of generating future economic benefits considering in such measurement the risk of the businesses and the money’s time value.

Within the several applicable modalities, we have used the method based on the future free cash flows for the company, which consists in discounting the cash flows for the company at a discount rate that reflects the opportunity cost and the risk assumed.

BACH

capital

As of the date hereof, certain tariff increases provided by the regulatory authority have been suspended by court decision and the integral tariff review is ongoing in TGS’s regulated segment. These circumstances turn the opportunity in which the new tariffs may be effectively perceived by TGS uncertain, as well as the new tariffs resulting from the comprehensive review. Therefore, we have performed a sensitivity analysis regarding these variables, through the definition of scenarios as to their potential evolution, which result in a reasonable value range of TGS’s shares.

On the basis of the selected methodology of discounted cash flows, of our own assessment of assumptions and of the public information and the information provided by qualified personnel of TGS’s management, we have estimated the following value range of TGS’s shares as of August 17, 2016.

•	Base value	ARS 18.07
•	Minimum value	ARS 16.81
•	Maximum value	ARS 19.33

Any changes or deviations as may take place in those variables in relation to the projections for the base scenario may substantially modify the reasonable value range of TGS’s shares.

5.2.	Average of the share negotiation values during the semester immediately preceding the offer

As a general criterion for the case of a company with shares incorporated to the public offering and quotation system, the market value through a price quoted in an active market may be considered as a relevant reference of its reasonable value. For this methodology to be used, the existence of an active market is required; that is, a market in which transactions take place with a frequency and volume sufficient to provide information that may be considered relevant to obtain a market value.

In addition, this methodology loses importance when, within the period considered for the analysis, relevant transactions or announcements take place with respect to the company or in the market in which the company operates, thus generating changes in the expectations on the company’s businesses and in the evolution of the shares’ quotation value.

As a consequence of the sensitive expectations resulting from the announcements in tariffs and their impact in the quotation value, we have allocated a low relative weight in our weighting of value to TGS’s stock exchange quotation average during the semester immediately preceding the offer.

Summary of the share negotiation values during the semester immediately preceding the offer:

•	Quotation as of January 27, 2016	ARS 16.00
•	Quotation as of July 26, 2016	ARS 19.80
•	Daily quotation average during the period	ARS 18.39

We also informed that the average of the share negotiation values during the semester immediately preceding July 19, 2016 (date in which Offerors informed to have resolved the formulation and promotion of the PTO), is of ARS 18.15.

5.3.	Indicators applicable to companies with comparable businesses

The indicators of companies with comparable businesses may be an applicable tool to determine the value of a company or asset based on market values of similar or comparable companies quoting in the Stock Exchange (“comparable listed companies”), or based on values to which effectively recent transactions, offers or agreements regarding business organizations or business units considered similar or comparable (“comparable transactions”) have been performed.

BACH

capital

In the method of comparable listed companies, the market value of a firm is estimated by comparing it to the market value of listed companies and which develop their activities in the same industry as the company to be appraised. This method consists in selecting comparable companies, analyzing their business profile and economic and financial position to determine their relative similarity, and, if necessary, perform the relevant adjustments. Subsequently, the multiples or ratios of the selected companies are assessed, which are then applied to the financial magnitudes proper of the company to be appraised.

In the comparable transactions method, the market value of a business organization or business unit is estimated based on the prices at which purchase and sale transactions of other companies or assets were performed, or values allocated in merger processes of companies with characteristics that are similar to the ones of the company subject to valuation.

We understand that Transportadora de Gas del Norte S.A. (“TGN”), Metrogas S.A. (“MTR”), Gas Natural BAN S.A. (“GBAN”), Camuzzi Gas Pampeana S.A. (“COPA”) and Distribuidora de Gas Cuyana S.A. (“DGCU”) are companies comparable to TGS. Although only TGN belongs to the gas transportation industry despite the fact that it lacks the liquids business, the rest of the companies are distributors, all of them are licensees of the natural gas network distribution or transportation public utility, they are subject to a similar regulatory framework and, therefore, any favorable or unfavorable change in tariffs may generate similar important impacts in their valuation.

However, GBAN and CGPA show an irrelevant traded volume, whereas TGN, DGCU and MTR evidence negative Operating Income (Loss) before interests, taxes and depreciations (“EBITDA”) or special temporary economic aids from the Argentine government.

Consequently, we understand that the valuation method through indicators of comparable listed companies must not be considered for valuation purposes.

As far as comparable transactions are concerned, we have identified the following:

i) In year 2013, the sales of indirect shareholdings in MTR and COPA, and ii) in year 2014, the sales of indirect shareholdings in DGCU and TGN.

Owing to the fact that all the transactions took place in years 2013 and 2014, when the macro expectations on the Argentine economy and the situation of the regulatory framework and tariffs were substantially different from the ones in force to this date, we have disregarded the application of the valuation method through comparable transactions.

Given the fact that it is not contemplated in the CNV Resolution, we have not considered TGS’s own indirect acquisition performed by the Offerors as comparable transaction either.

5.4.	Equity value of the shares of stock

The accounting equity value of a company’s shares results from dividing the company’s Net Worth by the total outstanding shares.

For the purposes of assessing the accounting equity value of TGS’s shares we have used the condensed financial statements for the six-month period ended June 30, 2016.

Summary of the accounting equity value of the shares:

•	Net worth as of June 30, 2016 (in thousands)	ARS 1,913,128
•	Common outstanding shares	794.495.283
•	Book value per share	$2.41

BACH

capital

TGS’s financial statements have been prepared pursuant to the International Financial Reporting Standards, which mainly use the historical cost model as a basis. In particular, the book value of property, plant and equipment includes the restatement by inflation allowed by the CNV and the professional accounting standards only by reason of the inflation registered up to February 28, 2003. Therefore, such book value does not reflect the inflation accumulated from that date onwards.

Likewise, and generally speaking, the accounting equity value is a static method, which reflects the accumulation of historical accrued income (loss) and dividends or other forms of payment made to shareholders, but which does not duly contemplate the company’s capacity of generating future economic benefits.

As a result of the above-mentioned factors, we understand that the accounting equity value of the shares must not be considered and weighted for valuation purposes.

6.	Comments on other appraisers’ reports

We have read the reports of the two other appraisers hired by the Offerors: Finanzas & Gestión S.A. and Quantum Finanzas S.A., both dated August 16, 2016. Since the opinions of said companies are consistent with ours, which is expressed herein, we have no comments as to said appraisers.

7.	Information used as a basis and construction of the results of our work

7.1.	Information used as a basis for our work

Our work has been based on publicly available information and on verbal and written information provided by qualified personnel of TGS’s management, consistent not only in terms of TGS’s historical information, but also in assumptions and hypotheses regarding TGS’s economic and financial evolution, as estimated by its managers.

Said information has not been fully audited, since part of it corresponds to unaudited financial statements and to estimates and other economic information prepared by TGS’s management.

We have not performed an audit of the historical or projected financial information included in our report, nor investigated the deeds of ownership of the firm or whether the fiscal criteria used by TGS are correct. Likewise, we have rested on the opinion of TGS’s management as to solving the contingencies expressed in their financial statements.

For the purposes of our valuation, we have obtained historical financial information from the audited and unaudited financial statements, which are the responsibility of TGS’s management. The financial statements include clarifying notes required by the generally accepted accounting principles. We have not made an independent verification of the accuracy and integrity of the data extracted and we express no opinion and offer no certainty as to such data and as to the financial statements we have used in the preparation hereof.

In those cases in which the information used comes from other type of sources, and on which our analysis or part of it is based, we assume that said information is reliable.

We have obtained a representation letter signed by TGS’s management in which they confirm that the budget and other economic information they have provided us with for the development of our work represents to this date their best estimate with respect to the expected income (loss) and cash flows for TGS.

7.2.	Construction of the results of our work

Our analysis assumes that TGS and its assets will continue operating under a normal business continuity scenario.

BACH

capital

Upon assessing the reasonableness of the price offered for TGS’s shares, we have not considered any discount, or liquidity or control premium.

We have assumed that TGS’s board of directors and management are competent for the administration and that TGS has fully complied with all the applicable laws and regulations.

Our estimate of the reasonableness of the price offered for TGS’s shares does not necessarily represent the value at which such shares might be purchased or sold, since said value would arise from the offer and potential free negotiation between the parties.

Our opinion regarding the reasonableness of the price offered for TGS’s shares is effective as of the date hereof. Any changes in the market conditions may result in variations substantially different from the ones stated on the date of our work. We assume no responsibility for any changes in market conditions as may occur after the date of our work and we are under no obligation to perform any update of this report, or of our recommendations, analyses, conclusions or other documents related to our services and we are not bound to present additional works or services after such date.

We assume no responsibility whatsoever as to the Offeror’s impossibility to consummate purchases of shares at the price proposed in the PTO or for the considerations, assessments and decisions made by minority shareholders and regulatory authorities on the basis of such value.

Our work represents an independent valuation and does not represent a recommendation to TGS’s shareholders with respect to any decision they might adopt regarding the PTO or the convenience of taking part therein.

8.	Limitations to the use and distribution of our report

Our report regarding the reasonableness of the price offered for TGS’s shares has been prepared exclusively for the purpose of complying with the provisions set forth in the Capital Markets Act and the CNV Resolution, for the use of TGS’s Board of Directors and the publications and information thereof set forth in said resolution, within the scope of the PTO the Offerors have announced to perform. Therefore, this report shall not be used for any other purpose, in any other context, and it shall not be made available to third parties without our prior consent.

Bach Capital assumes no responsibility for the decisions made and adopted by the Board of Directors on the basis hereof and for any other user of this report who may have had access hereto. The Board of Directors and any other user hereof who might have had access hereto are responsible for its proper understanding and for performing additional studies and verifications, if necessary, before making any decision associated herewith.

[Signature] Matías Bauer President	[Signature] Daniel G. Minenna

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